Ex-99.d.3

SUB-ADVISORY AGREEMENT

     AGREEMENT, dated as of ________________________, 2008 by and between VTL Associates, LLC (the “Investment Adviser”), a Pennsylvania limited liability company having its principal office and place of business at 2005 Market Street, One Commerce Square, Philadelphia, PA 19103, and Mellon Capital Management Corporation (the “Sub-Adviser”), a subsidiary of The Bank of New York Mellon Corporation, having its principal office and place of business at 50 Fremont Street, Suite 3900, San Francisco, CA 94105.

     WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

     WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of January 25, 2008 with RevenueShares ETF Trust (the “Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

      WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

     WHEREAS, the Board of Trustees of the Trust and the Investment Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the funds specified in Appendix A hereto, as amended from time to time, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

     WHEREAS, the Investment Adviser has the authority under the Investment Advisory Agreement, subject to the approval of the Board of Trustees of the Trust (the “Board” or the “Trustees”) to select sub-advisers for each Fund; and

     WHEREAS, the Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund;

      NOW, THEREFORE, the Investment Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF THE SUB-ADVISER

     The Investment Adviser hereby appoints the Sub-Adviser to act as a sub-adviser for each Fund, subject to the supervision and oversight of the Investment Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. Subject to any other written instructions of the Investment Adviser or the Trust, Sub-Adviser is hereby appointed the Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as Sub-Adviser shall be requested by brokers, dealers, counter parties and other persons in connection with its management of the Fund’s assets.

2. ACCEPTANCE OF APPOINTMENT

     The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided. To the extent consistent with the Services described in Section 3, Sub-Adviser may purchase, hold and sell The Bank of New York Mellon Corporation stock, which is the stock of an affiliate of the Sub-Adviser, and may do so only in accordance with the provisions of the Investment Company Act and any regulations, orders or interpretations of the Securities and Exchange Commission or its Staff thereunder.

     The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by the Investment Adviser in writing). Except to the extent that such custodian is an affiliate or a separately identifiable division of the Sub-Adviser, the Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

3. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

     A. Subject to the succeeding provisions of this section, the oversight and supervision of theInvestment Adviser and the direction and control of the Trust’s Board of Trustees, the Sub-Adviser will perform certain of the day-to-day operations of the Funds which may include one or more of the following services at the request of the Investment Adviser. As sub-adviser to each Fund, the Sub-Adviser will manage the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, in accordance with the terms of this Agreement, the Fund’s Prospectus and Statement of Additional Information.

    B. As part of the services it will provide hereunder, the Sub-Adviser will:

            (i)  formulate and implement a continuous investment program and portfolio management compliance and reporting program for each Fund;

         (ii)  take whatever steps it deems necessary or advisable to implement the investment program for each Fund by arranging for the purchase and sale of securities and other investments;

           (iii)  keep the Investment Adviser fully informed on an ongoing basis of all material facts concerning the investment and reinvestment of the assets of each Fund and the operations of the Sub-Advisermake regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Adviser or  the Trustees of the Trust, and attend meetings with the Investment Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

         (iv) Sub-Adviser shall promptly notify the Investment Adviser of securities in a Fund for which fair valuation may be required or of significant events that may require fair value pricing of all or a portion of a Fund’s portfolio, provide advice about the fair value of all securities and other investments/assets in the Fund, as requested; provided, however, that the parties acknowledge that the Trust is  responsible for any fair value pricing; and

         (v) cooperate with and provide reasonable assistance to the Investment Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents  and all other agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed as to such matters as the Sub-Adviser considers in good faith to be necessary to the performance of their obligations to the Trust and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with  each so as to promote the efficient exchange of information.

     C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with the following: (i) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the U.S. Securities and Exchange Commission (“SEC”), as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (ii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Sub-Adviser, the Trust and the Fund(s); (iii) any order or no-action letter of the SEC governing the operation of the Trust, (iv) the Trust’s compliance policies and procedures; and (v) the written instructions of the Investment Adviser. In the event that the Sub-Adviser is unable to perform in accordance with (iv) or (v), it shall promptly so notify, respectively, the Trust's chief compliance officer or the Investment Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Prospectus and SAI, any order or no-action letter of the SEC governing the operation of the Trust, and the Trust’s compliance policies and procedures. The Investment Adviser further undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document and Sub-Adviser will not need to comply until such amendment, modification or supplement has been provided to the Sub-Adviser.

     D. The Sub-Adviser shall submit copies or summaries of its current policies and procedures adopted in accordance with Rule 206(4)-7 under the Adviser Act, and any of its other policies or procedures

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required to comply with Rule 38a-1 under the Investment Company Act (collectively, the “Sub-Adviser Compliance Procedures”), to the Trust’s Board of Trustees for approval pursuant to Rule 38a-1(a)(2) under the Investment Company Act. The Sub-Adviser shall furnish the services hereunder to the Trust in accordance with the Sub-Adviser Compliance Procedures.

     E. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including recordkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

     F. The Sub-Adviser will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Investment Adviser from time to time and which have been provided to the Sub-Adviser, (ii) as described in the Trust’s Prospectus and SAI, and (iii) in accordance with applicable federal and state laws and regulations. In placing any orders for the purchase or sale of investments for each Fund, in the name of the Fund or its nominees, the Sub-Adviser shall use its best efforts to obtain for the Fund “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will Fund securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, the Trust’s Compliance Manual, and all other federal and state laws and regulations applicable to the Trust and the Fund.

     G. The Sub-Adviser is not authorized to engage in “soft-dollar” transactions permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), without the express written approval of the Adviser or the Trust’s Board of Trustees.

     H. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a fair and reasonable result and efficient execution, provided that the Sub-Adviser does not favor any account over any other account. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Investment Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Investment Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

     I. The Sub-Adviser will maintain and preserve all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC any report on Form 13F or Schedule 13G required by the Exchange Act, with respect to its duties as are set forth herein.

     J. The Sub-Adviser will, unless and until otherwise directed by the Investment Adviser or the Board of Trustees, exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies (provided such policies have been approved by the Trust’s Board of Trustees), and converting, tendering, exchanging or redeeming securities.

4. COMPENSATION OF SUB-ADVISER

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     The Investment Adviser will pay the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix B. In addition, the Investment Adviser shall be responsible for extraordinary expenses incurred by the Sub-Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.

     In the event of termination of this Agreement, the fee provided in Appendix B shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the month as a percentage of the total number of days in such month.

5. LIABILITY AND INDEMNIFICATION

       A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Trust as a result of any error of judgment by the Sub-Adviser or its Affiliates with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Investment Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Investment Adviser or the Trust, or the omission of such information, by the Sub-Adviser Indemnitees (as defined below) for use therein.

     B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, its officers, employees, consultants and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on this Agreement; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Investment Adviser or the Trust, or the omission of such information, by the Sub-Adviser Indemnities for use therein.

     C. A party seeking indemnification hereunder (the “Indemnified Party”) shall (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party shall have the right at its own expense to participate in the defense

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of any Claim, but shall not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification shall not consent to the entry of any judgment or enter any settlement that (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

     D. Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser or the Trust resulting from any event beyond the reasonable control of the Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

6. REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

     A. The Investment Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

     B. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

     C. The Investment Adviser is currently in material compliance and shall at all times continue to be in material compliance with the requirements imposed upon the Investment Adviser by applicable law and regulations.

     D. The Investment Adviser (i) will be registered as an investment adviser under the Advisers Act prior to the commencement of operation of the Funds and thereafter will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

     E. The Investment Adviser acknowledges receipt of Part II of Sub-Adviser’s Form ADV at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Advisers Act.

     F. The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the portion of each Fund managed by the Sub-Adviser, cash requirements and cash available for investment in such portion of each such Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

7. REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

     A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services

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contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Investment Adviser if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund(s) or the Sub-Adviser, provided, however, that routine regulatory examinations of the Sub-Adviser shall not be required to be reported by this provision and the Sub-Adviser shall not be required to notify the Fund of events subject to this provision until such time that it notifies its other clients.

     B. The Sub-Adviser is currently in material compliance and shall at all times continue to be in material compliance with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

     C. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser, the Sub-Adviser shall permit the Investment Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

     D. The Sub-Adviser has provided the Investment Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Investment Adviser on an annual basis. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

     E. The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

     F. The Sub-Adviser agrees that it will not knowingly in any way refer directly or indirectly to its relationship with the Trust, the Fund(s), the Investment Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Investment Adviser, except as required by rule, regulation or upon the request of a governmental authority.

     G. Sub-Adviser agrees not to consult with (i) other subadvisers to a Fund, if any, (ii) other subadvisers to any other Fund of the Trust, or (iii) other subadvisers to an investment company under common control with any Fund, concerning transactions for a Fund in securities or other assets.

     H. The Sub-Adviser acknowledges that the Investment Adviser and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the Investment Company Act, and the Sub-Adviser hereby agrees that it shall not consult with any other sub-adviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

I. The Sub-Adviser maintains commercially reasonable business continuity procedures.

8. NON-EXCLUSIVITY

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     The services of the Sub-Adviser to the Investment Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the Trustees, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, Trustees, trustees, or employees of any other firm or Trust.

9. SUPPLEMENTAL ARRANGEMENTS

     The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10. REGULATION

     The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and shall promptly provide the Advisor and Trust with copies of such information, reports and materials. Nothing in this Agreement authorizes the Sub-Adviser to waive any privilege to which the Trust or the Adviser may otherwise be entitled. Sub-Adviser shall not be liable for damages incurred by the Adviser or to the Trust to the extent that it provides information pursuant to this Section 10.

11. RECORDS

     The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation. The Investment Adviser and the Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law in accordance with Section 10 of this Agreement. Nothing in this Agreement authorizes the Sub-Adviser to waive any privilege to which the Trust or the Adviser may otherwise be entitled. Sub-Adviser shall not be liable for damages incurred by the Adviser or to the Trust to the extent that it provides information pursuant to this Section 11.

12. DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) (“Outstanding Voting Securities”) of the Fund or as permitted by Rule 2a-6 of the Investment Company Act. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Appendix A by written agreement of the Investment Adviser and the Sub-Adviser and only after the approval by the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting such approval and,

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if required under the Investment Company Act, a majority of the Outstanding Voting Securities of the Fund.

13. TERMINATION OF AGREEMENT

     This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Trustees, by the vote of a majority of the Outstanding Voting Securities of such Fund, or by the Investment Adviser, each on sixty (60) days written notice to the Investment Adviser and the Sub-Adviser. In addition, this Agreement may be terminated with respect to any Fund by the Sub-Adviser upon sixty (60) days’ written notice to the Investment Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. Any “assignment” (as that term is defined in the Investment Company Act) of this Agreement will result in automatic termination of this Agreement. The Sub-Adviser will notify the Trust and the Investment Adviser of any such assignment and of any changes in key personnel who are either the portfolio manager(s) of the Funds named in the Prospectus and/or SAI, or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Trust and the Investment Adviser, if any, arising out of an assignment of this Agreement by the Sub-Adviser.

14. AMENDMENTS TO THE AGREEMENT

     Except to the extent permitted by (i) the Investment Company Act or the rules or regulations thereunder, (ii) exemptive relief granted by the SEC, or (iii) interpretation of the SEC or its staff, this Agreement may be amended by the parties with respect to any Fund only if such amendment, if material, is specifically approved by the vote of a majority of the Outstanding Voting Securities of such Fund (unless such approval is not required by Section 15 of the Investment Company Act or the rules thereunder, as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the Outstanding Voting Securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the Outstanding Voting Securities of any other Fund affected by the amendment or all the Funds of the Trust.

15. ASSIGNMENT

     The Sub-Adviser shall not assign or transfer its rights and obligations under this Agreement. Any assignment (as that term is defined in the Investment Company Act) of the Agreement shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the Trustees, officers or employees of the Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

16. ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

17. HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

18. NOTICES

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     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

                 For:  Mellon Capital Management Corporation
                          50 Fremont Street, Suite 3900
                          San Francisco, CA 94105
                          Attn: Manager of Client Service

                  For: VTL Associates, LLC
                          Attn: Vincent T. Lowry
                          One Commerce Square
                         2005 Market Street, Suite 2020
                         Philadelphia, PA 19103

19. SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 11 and 20 shall survive the termination of this Agreement.

20. TRUST AND SHAREHOLDER LIABILITY

     The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or any individual Director of the Trust. The assets of a Fund shall be available only to satisfy the liabilities and obligations of that Fund, and not the liabilities or obligations of any other Fund. All obligations of the Funds under this agreement are several and not joint, and are included together in this Agreement solely for the sake of convenience.

21. GOVERNING LAW

     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

22. INTERPRETATION

     Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, or interpretation of this staff, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

23. COUNTERPARTS

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     This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

                                 VTL ASSOCIATES, LLC                                                   MELLON CAPITAL MANAGEMENT CORPORATION

                                 By: ________________________                                  By: __________________________________
                                 Name: Vincent T. Lowry                                                      Name:
                                 Title: President                                                                      Title:

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APPENDIX A TO SUB-ADVISORY AGREEMENT

RevenueShares Large Cap Fund
RevenueShares Mid Cap Fund
RevenueShares Small Cap Fund
RevenueShares S&P 500® Consumer Discretionary Sector Fund
RevenueShares S&P 500® Consumer Staples Sector Fund
RevenueShares S&P 500® Energy Sector Fund
RevenueShares S&P 500® Financials Sector Fund
RevenueShares S&P 500® Health Care Sector Fund
RevenueShares S&P 500® Industrials Sector Fund
RevenueShares S&P 500® Information Technology Sector Fund
RevenueShares S&P 500® Materials Sector Fund
RevenueShares S&P 500® Utilities Sector Fund

APPENDIX B TO SUB-ADVISORY AGREEMENT

SUB ADVISORY SERVICES – MELLON CAPITAL MANAGEMENT CORPORATION

     · 8.0 basis points (0.08%) per annum on the fund’s daily average net assets up to $75 Million
     · 6.0 basis points (0.06%) per annum on the next $50 Million.
     · 3.0 basis points (0.03%) per annum on the excess

Minimum Annual Fees:

Each fund will be subject to the following minimum fee schedule:

$35,000 minimum annual fee per fund.

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